Exhibit 10.1

INTERCEPT PHARMACEUTICALS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The Board of Directors of Intercept Pharmaceuticals, Inc. (the “Company”) has approved the following Non-Employee Director Compensation Policy (this “Policy”) which establishes compensation to be paid to non-employee directors of the Company, to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors.

Applicable Persons

This Policy shall apply to each director of the Company who is not an employee of, or compensated consultant to, the Company or any Affiliate (each, an “Outside Director”). “Affiliate” shall mean an entity which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

Equity Grants

Annual Equity Grants

Each Outside Director who has served as a member of the Board of Directors for at least six months prior to the date of the Company’s annual meeting of stockholders (the “Annual Meeting Date”) shall be granted, automatically and without any action on the part of the Board of Directors, under the Company’s 2012 Equity Incentive Plan or any successor plan (the “Equity Plan”) a non-qualified stock option and/or restricted shares of the Company’s common stock (“Restricted Stock”) each year on such Annual Meeting Date. The following table sets forth the value of the stock options and Restricted Stock to be granted to the Outside Directors as part of their annual equity grants:

Stock Options	Restricted Stock
$232,045	$174,787

The equity grants shall vest on the one-year anniversary of the date of grant, subject to the Outside Director’s continued service on the Board of Directors; provided, however, that if the next subsequent Annual Meeting Date is held prior to the one year anniversary date from the grant, the equity grants shall vest as of the close of business on the day immediately preceding such Annual Meeting Date, subject to the Outside Director’s continued service on the Board of Directors. The grants shall vest in full immediately prior to a change in control of the Company.

Initial Equity Grants for Newly Appointed or Elected Directors

Each new Outside Director shall be granted (i) a non-qualified stock option under the Equity Plan to purchase shares of the Company’s common stock equivalent to $464,090 in value and (ii) shares of Restricted Stock equivalent to $349,575 in value. The grant shall be made automatically and without any action on the part of the Board of Directors, on the first Annual Meeting Date immediately following the appointment of the new Outside Director; provided, however, that if the new Outside Director is initially elected on such Annual Meeting Date, the date of grant shall be the Annual Meeting Date upon which such Outside Director was initially elected to the Board of Directors.

 The equity grants shall vest annually over three years on the anniversary of the date the Outside Director was first elected or appointed to the Board of Directors (each, an “Anniversary Date”), subject to the Outside Director’s continued service on the Board of Directors; provided, however, if the next subsequent Annual Meeting Date (starting from the Annual Meeting Date in the year after the initial equity grants are made) is held prior to the Anniversary Date in that year, the annual vesting for such year shall occur on the day immediately preceding the date of the Annual Meeting Date in such year, subject to the Outside Director’s continued service on the Board of Directors. The grants shall vest in full immediately prior to a change in control of the Company.

Calculation Methodology

The number of shares underlying the stock options to be granted to Outside Directors shall be determined based on a Black-Scholes calculation (using the assumptions the Company uses to determine the fair value of an option grant in accordance with the accounting rules) utilizing the trailing 30-day average stock price from the date of grant. The number of shares of Restricted Stock to be granted to Outside Directors shall be based on the trailing 30-day average stock price from the date of grant. All stock options shall have an exercise price equal to the fair market value of the Company’s common stock as determined in the Equity Plan on the date of grant.

Cash Fees

Annual Cash Payments

The following annual cash fees shall be paid to the Outside Directors serving on the Board of Directors and the Audit Committee, Compensation Committee, Nominating and Governance Committee and R&D Committee, as applicable.

Board of Directors or Committee of Board of Directors	Annual Retainer Amount for Chair	Annual Retainer Amount for Other Members
Board of Directors	$75,000	$50,000
Audit Committee	$20,000	$10,000
Compensation Committee	$15,000	$7,500
Nominating and Governance Committee	$10,000	$5,000
R&D Committee	$10,000	$5,000

Payment Terms for All Cash Fees

Cash payments payable to Outside Directors shall be paid quarterly in arrears as of the last day of each fiscal quarter. Committee cash fees at the approved rates shall commence effective as of February 10, 2016.

Following an Outside Director’s first election or appointment to the Board of Directors, such Outside Director shall receive his or her cash compensation pro-rated during the first fiscal quarter in which he or she was initially appointed or elected for the number of days during which he or she provides service. If an Outside Director dies, resigns or is removed during any quarter, he or she shall be entitled to a cash payment on a pro-rated basis through his or her last day of service.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Outside Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors and Committees thereof or in connection with other business related to the Board of Directors, and each Outside Director shall also be reimbursed for his or her reasonable out-of-pocket business expenses authorized by the Board of Directors or a Committee of the Board of Directors that are incurred in connection with attendance at various conferences or meetings with management of the Company. Each Outside Director shall abide by the Company’s travel and other policies applicable to Company personnel.

Amendments

The Compensation Committee or the Board of Directors shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy.